Exhibit 99.1

Andrew Prozes Joins Cott Corporation
Board of Directors

(Toronto — January 31, 2005) Cott Corporation (NYSE:COT; TSX:BCB) today announced the appointment of Andrew Prozes, CEO of LexisNexis Group, to the Company’s Board of Directors effective immediately. Cott’s Board of Directors took the action at its regular meeting on January 27, 2005.

A Canadian citizen, Mr. Prozes heads up the LexisNexis Group. LexisNexis is a leader in global legal, news and business information. A member of Reed Elsevier Group plc, LexisNexis does business in over 100 countries with approximately 14,000 employees worldwide. In addition to its flagship Web-based Lexis® and Nexis® research services, the company includes some of the world’s most respected legal publishers such as Martindale-Hubbell, Matthew Bender, Butterworths, JurisClasseur, and Quicklaw. Mr. Prozes serves on the Board of Directors of Reed Elsevier. He has also held senior executive positions with Thomson Corporation and Southam Inc.

“We’re thrilled to welcome Andy to our Board,” commented Frank Weise, chairman of Cott Corporation. “His global perspective and executive level experience with successful companies in both Canada and the U.S. will be great assets to the Board of Directors as Cott continues to expand its reach while working to improve profit performance.”

Mr. Prozes graduated from the first co-op mathematics class at the University of Waterloo with a degree in Computer Science. He holds an MBA from York University. Mr. Prozes graduated from the Harvard Executive Management program in Strategic Marketing.

“I’m honoured to be joining Cott’s Board of Directors at this time,” added Mr. Prozes. “In addition to the talent and experience that my fellow directors bring to the Company, John Sheppard and his management team have a clear plan for the Company’s future and I’m pleased to be a part of it.”

About Cott Corporation

Cott Corporation is the world’s largest retailer brand soft drink supplier, with the leading take home carbonated soft drink market shares in this segment in its core markets of the United States, Canada and the United Kingdom.

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Cott Contacts:

Media Relations
Kerry Morgan	Tel: (416) 203-5613

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617